UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 19, 2009

CAVICO CORP.

(Exact name of registrant as specified in charter)

Delaware	0-52870	20-4863704
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

17011 Beach Blvd., Suite 1230,

Huntington Beach, California               92647

 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (714) 843-5456

Copies to:

Gregory Sichenzia, Esq.

Peter DiChiara, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 19, 2009, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cavico Corp. (the “Company”), filed  with the Delaware Secretary of State, became effective in accordance with its terms. The Certificate of Amendment provides for a one-for-forty reverse split of the Company’s issued and outstanding shares of common stock.  The reverse stock split was implemented following processing by FINRA Operations.

Item 8.01     Other Events

The Company announced in a press release on August 19, 2009 the effectiveness of a one-for-forty reverse split of its common stock.  The Company's common stock will start trading on a split-adjusted basis on August 19, 2009.  The new symbol at the opening of trading will be CAVO.OB.

The one-for-forty reverse stock split will automatically convert forty shares of the Company's common stock into one share of common stock. The reverse stock split will reduce the number of shares of the Company's common stock outstanding from approximately 130 million shares to approximately 3.275 million shares. The reverse split will affect all issued and outstanding shares of the Company's common stock, and shares of common stock underlying stock options and warrants that are outstanding immediately prior to the effective date of the reverse stock split.  Fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.

Item 9.01.    Financial Statements and Exhibits.

(d)

Exhibits.

3.6

Certificate of Amendment to the Amended and Restated Certificate of Incorporation

99.1

Press Release of Cavico Corp. dated August 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVICO CORP.

Date: August 19, 2009	By:	/s/ Timothy Dac Pham
Name: Timothy Dac Pham
Vice President